Exhibit 4.26

28July 2004

CHINA UNICOM (HONG KONG) GROUP LIMITED

CHINA UNICOM LIMITED

AGREEMENT
for the sale and purchase of
the issued share capital of
CHINA UNICOM INTERNATIONAL
LIMITED

CONTENTS

CLAUSE

1.	INTERPRETATION

2.	SALE OF THE SHARES AND PRICE

3.	CONDITIONS PRECEDENT

4.	PRE-COMPLETION UNDERTAKINGS

5.	COMPLETION

6.	POST-COMPLETION UNDERTAKINGS; RESTRICTIONS ON VENDOR

7.	WARRANTIES

8.	LIMITATIONS ON CLAIMS

9.	PURCHASER’S RIGHTS TO RESCISSION

10.	ENTIRE AGREEMENT

11.	VARIATION

12.	ASSIGNMENT

13.	COSTS

14.	SEVERABILITY

15.	FURTHER ASSURANCE

16.	NOTICES

17.	WAIVERS/PURCHASER’S RIGHTS AND REMEDIES

18.	GOVERNING LAW

SCHEDULE 1 INTERPRETATION

SCHEDULE 2 EACH GROUP COMPANY

PART A : DETAILS OF THE COMPANY

PART B : DETAILS OF THE SUBSIDIARY

SCHEDULE 3 THE WARRANTIES

PART A : GENERAL

PART B : TAX WARRANTIES

PART C : PROPERTY WARRANTIES

THIS AGREEMENT is made on 28 July 2004

BETWEEN

(1)                                  CHINA UNICOM (HONG KONG) GROUP LIMITED whose registered office is at 75th Floor, The Centre, 99 Queen’s Road Central, Hong Kong (the Vendor)

(2)                                  CHINA UNICOM LIMITED whose registered office is at 75th Floor, The Center, 99 Queen’s Road Central, Hong Kong and whose shares are listed on The Stock Exchange of Hong Kong Limited and whose American depository shares are listed on New York Stock Exchange, Inc. (the Purchaser)

WHEREAS

(A)                              China Unicom International Limited (the Company) is a private company limited by shares incorporated in Hong Kong.  The Vendor is the sole beneficial owner of the entire issued share capital of the Company.

(B)                                The Vendor has agreed to sell and the Purchaser has agreed to purchase all of the issued share capital of the Company for the consideration and upon the terms set out in this Agreement.

IT IS AGREED as follows:

1.                                      INTERPRETATION

1.1                                 Words and expressions used in this Agreement shall have the meanings set out in Schedule 1, unless the context requires otherwise.

1.2                                 The Schedules comprise schedules to this Agreement and form part of this Agreement.

2.                                      SALE OF THE SHARES AND PRICE

2.1                                 The Vendor shall sell or procure the sale of, and the Purchaser shall purchase, the Shares as beneficial owner.  The Shares shall be sold free from all security interests, options, equities, claims or other third party rights (including rights of pre-emption) of any nature whatsoever, together with all rights attaching to them.

2.2                                 The total price payable by the Purchaser to the Vendor for the Shares shall be the sum of HK$37,159,995.77.

3.                                      CONDITIONS PRECEDENT

3.1                                 Completion of the sale and purchase of the Shares shall be conditional upon the fulfilment to the reasonable satisfaction of the Purchaser that there have been no material adverse change to the financial condition, business operations or prospects of the Company.

3.2                                 If the condition precedent referred to in Clause 3.1 has not been fulfilled (or waived) on or before 11 August 2004 or such other date as the parties to this Agreement may agree in writing, this Agreement (other than Clauses 1, 3.2, 10 to 18 and Schedule 1, which shall continue to be in force) shall automatically terminate and no party shall have any claim of any nature whatsoever against the other parties under this Agreement (save in respect of its accrued rights arising from any prior breach of this Agreement).

4.                                      PRE-COMPLETION UNDERTAKINGS

4.1                                 Pending Completion, the Vendor shall procure that:

(a)                                  each Group Company shall carry on its business in the ordinary and usual course and shall not make (or agree to make) any payment other than routine payments in the ordinary and usual course of trading;

(b)                                 each Group Company shall take all reasonable steps to preserve and protect its assets;

(c)                                  the Purchaser’s representatives shall be allowed, upon reasonable notice and during normal business hours, access to the books and records of each Group Company (including, without limitation, all statutory books, minute books, leases, contracts, supplier lists and customer lists) together with the right to take copies;

(d)                                 no Group Company shall do, allow or procure any act or omission which would constitute or give rise to a breach of any Warranty as if the Warranties were to be repeated on or at any time before Completion by reference to the facts and circumstances then existing;

(e)                                  prompt disclosure is made to the Purchaser of all relevant information which comes to the notice of the Vendor in relation to any fact or matter (whether existing on or before the date of this Agreement or arising afterwards) which may constitute a breach of any Warranty as if the Warranties were to be repeated on or at any time before Completion by reference to the facts and circumstances then existing;

(f)                                    no dividend or other distribution shall be declared, paid or made by any Group Company;

(g)                                 no share or loan capital shall be allotted or issued or agreed to be allotted or issued by any Group Company;

(h)                                 all transactions between each Group Company and the Vendor shall be on arm’s length commercial terms and in their respective ordinary and usual course of business; and

(i)                                     no action is taken by any Group Company or the Vendor which is inconsistent with the provisions of this Agreement or the consummation of the transactions contemplated by this Agreement.

4.2                                 Pending Completion, the Vendor shall procure that the Group Companies consult fully with the Purchaser in relation to any matters which may have a material effect upon the Group Companies.  Without the prior written consent of the Purchaser, the Group Companies shall not, and the Vendor shall ensure that the Group Companies do not:

(a)                                  enter into any contract or commitment (or make a bid or offer which may lead to a contract or commitment) having a material value or involving material expenditure or which is of a long term or unusual nature or which could involve an obligation of a material nature or which may result in any material change in the nature or scope of the operations of such Group Company;

(b)                                 agree to any variation or termination of any existing contract to which that Group Company is a party and which may have a material effect upon the nature or scope of the operations of such Group Company;

(c)                                  (whether in the ordinary and usual course of business or otherwise) acquire or dispose of, or agree to acquire or dispose of, any material business or any material asset; or

(d)                                 enter into any agreement, contract, arrangement or transaction (whether or not legally binding) other than in the ordinary and usual course of business.

4.3                                 Pending Completion, the Vendor shall obtain, effect or procure for the obtaining and effecting of all approvals, registrations and filings required by applicable laws and regulations for the Completion to be effected, including but not limited to approval by the Ministry of Commerce of China.

5.                                      COMPLETION

5.1                                 The sale and purchase of the Shares shall be completed at 75th Floor, The Centre, 99 Queen’s Road Central, Hong Kong on 11 August 2004 or such later date as the Vendor and the Purchaser may agree, following notification by the Purchaser to the Vendor of the fulfilment to the satisfaction of the Purchaser (or waiver) of the condition precedent referred to in Clause 3.1.  The events referred to in the following provisions of this clause 5 shall take place on Completion.

5.2                                 The Vendor shall deliver (or cause to be delivered) to the Purchaser:

(a)                                  duly executed instruments of transfer into the name of the Purchaser or its nominee and each duly pre-stamped with nominal stamp duty, in respect of all of the Shares, together with the relative share certificates;

(b)                                 duly executed sold notes in favour of the Purchaser and/or its nominees in respect of all the Shares;

(c)                                  the Certificate of Incorporation, Common Seal, Register of Members and Share Certificate Books (with any unissued share certificates), all minute books and other statutory books (which shall be written-up to but not including Completion) of each Group Company; and

(d)                                 all such other documents (including any necessary waivers or consents) as may be required to enable the Purchaser and/or its nominee to be registered as the holder(s) of the Shares.

5.3                                 The Vendor shall procure that resolutions of the Board of Directors of the Company are passed by which the registration (subject to their being duly stamped) of the transfers in respect of the Shares referred to in clause 5.2 are approved and any additional directors nominated by the Purchaser are appointed to the Board of Directors of the Company;

5.4                                 The Purchaser shall:

(a)                                  in satisfaction of its obligations under 2.2, cause the price to be paid by banker’s draft made payable to the Vendor or electronic funds transfer to such a bank account as may be directed by the Vendor; and

(b)                                 produce to the Vendor duly executed bought notes in respect of all the Shares.

Any payment made in accordance with clause 5.4(a) shall constitute a good discharge for the Purchaser of its obligations under clause 2.2 and the Purchaser shall not be concerned to see that the funds are applied in payment to the Vendor.

6.                                      POST-COMPLETION UNDERTAKINGS; RESTRICTIONS ON VENDOR

6.1                                 The Vendor shall not (whether alone or jointly with another and whether directly or indirectly) carry on or be engaged or (except as the owner for investment of securities dealt in on a stock exchange and not exceeding 5 per cent. in nominal value of the securities of that class) be interested economically or otherwise in any manner whatsoever in any Competing Business during the Relevant Period.

6.2                                 The Vendor shall not during the Relevant Period, directly or indirectly, solicit or endeavour to entice away from the Group Companies, offer employment to or employ, or offer or conclude any contract for services with, any person who was employed in skilled or managerial work in the Group Companies’ business at any time during the 1 year prior to Completion.

6.3                                 Except so far as may be required by law and in such circumstances only after prior consultation with the Purchaser, the Vendor shall not at any time disclose to any person or use to the detriment of the Group Companies’ business any trade secret or other confidential information of a technical character which it holds in relation to the Group Companies’ business.

The Vendor acknowledges and agrees that the duration, extent and application of the respective restrictions in clauses 6.1, 6.2 and 6.3 are no greater than is reasonable and necessary for the protection of the interests of the Purchaser but that, if any such restriction shall be adjudged by any court of competent jurisdiction to be void or unenforceable but would be valid if part of the wording thereof was deleted and/or the period thereof was reduced and/or the area dealt with thereby was reduced, the said restriction shall apply within the jurisdiction of that court with such modifications as may be necessary to make it valid and effective.

7.                                      WARRANTIES

7.1                                 The Vendor represents, warrants and undertakes to the Purchaser in the terms of the Warranties and acknowledges that the Purchaser has entered into this Agreement in reliance upon the Warranties.

7.2                                 The Vendor undertakes (without limiting any other rights of the Purchaser in any way including its rights to damages in respect of a claim for breach of any Warranty on any other basis) that it shall pay in cash to the Purchaser (or, if so directed by the Purchaser, to the Group Company in question) (each an Indemnified Person) by way of indemnity on demand in the case of a breach of any of the Warranties, a sum equal to the aggregate of (i) the amount which, if received by the Indemnified Person, would be necessary to put that Indemnified Person into the financial position which would have existed had there been no breach of the Warranty in question; and (ii) all Costs suffered or incurred by the Indemnified Person, directly or indirectly, as a result of or in connection with such breach of Warranty.

7.3                                 The Vendor agrees to waive the benefit of all rights (if any) which the Vendor may have against any Group Company, or any present or former officer or employee of any such company, on whom the Vendor may have relied in agreeing to any term of this Agreement and the Vendor undertakes not to make any claim in respect of such reliance.

7.4                                 Each of the Warranties shall be construed as a separate Warranty and (save as expressly provided to the contrary) shall not be limited or restricted by reference to or inference from the terms of any other Warranty or any other term of this Agreement.

7.5                                 The Warranties shall be deemed to be repeated immediately before Completion with reference to the facts and circumstances then existing.

7.6                                 The Vendor undertakes to notify the Purchaser in writing promptly if it becomes aware of any circumstance arising after the date of this Agreement which would cause any Warranty (if the Warranties were repeated with reference to the facts and circumstances then existing) to become untrue or inaccurate or misleading in any respect which is material to the financial or trading position of either of the Group Companies.

8.                                      LIMITATIONS ON CLAIMS

8.1                                 The aggregate amount of the liability of the Vendor for all Claims shall not exceed the total price referred to in Clause 2.2.

8.2                                 None of the limitations contained in clause 8.1 shall apply to any breach of any Warranty which (or the delay in discovery of which) is the consequence of dishonest, deliberate or reckless mis-statement, concealment or other conduct by the Vendor or any officer or employee, or former officer or employee, of the Vendor.

9.                                      PURCHASER’S RIGHTS TO RESCISSION

9.1                                 The Purchaser may by written notice given to the Vendor at any time prior to Completion rescind this Agreement without liability on the part of the Purchaser:

(a)                                  if any fact, matter or event (whether existing or occurring on or before the date of this Agreement or arising or occurring afterwards) comes to the notice of the Purchaser at any time prior to Completion which:

(i)                                     constitutes a breach by the Vendor of this Agreement (including, without limitation, any breach of the pre-Completion undertakings in clause 4); or

(ii)                                  would constitute a breach of any Warranty if the Warranties are repeated on or at any time before Completion by reference to the facts and circumstances then existing; or

(iii)                               affects or is likely to affect in a materially adverse manner the business, financial position or prospects of the Group Companies taken as a whole; or

(b)                                 if at any time after signing of this Agreement and before Completion there is a material adverse change in the market price of the shares of the Purchaser and the Purchaser is of the opinion that it will not be in the interests of its shareholders as a whole to proceed with the acquisition of the Shares.

10.                               ENTIRE AGREEMENT

This Agreement constitutes the entire agreement and understanding between the parties in connection with the sale and purchase of the Shares. Neither party has entered into this Agreement in reliance upon any representation, warranty or undertaking which is not set out or referred to in this Agreement.

11.                               VARIATION

11.1                           No variation of this Agreement (or of any of the documents referred to in this Agreement) shall be valid unless it is in writing and signed by or on behalf of each of the parties to it.  The expression “variation” shall include any variation, supplement, deletion or replacement however effected.

11.2                           Unless expressly agreed, no variation shall constitute a general waiver of any provisions of this Agreement, nor shall it affect any rights, obligations or liabilities under or pursuant to this Agreement which have already accrued up to the date of variation, and the rights and obligations of the parties under or pursuant to this Agreement shall remain in full force and effect, except and only to the extent that they are so varied.

12.                               ASSIGNMENT

Neither party shall nor shall it purport to assign, transfer, charge or otherwise deal with all or any of its rights under this Agreement nor grant, declare, create or dispose of any right or interest in it without the prior written consent of the other party.

13.                               COSTS

Each of the parties shall bear its own Costs incurred in connection with the negotiation, preparation and implementation of this Agreement.  Any stamp duty payable in respect of the transfer of Shares shall be paid by the Vendor and the Purchaser in equal shares.

14.                               SEVERABILITY

If any provision of this Agreement is held to be invalid or unenforceable, then such provision shall (so far as it is invalid or unenforceable) be given no effect and shall be deemed not to be included in this Agreement but without invalidating any of the remaining provisions of this Agreement.

15.                               FURTHER ASSURANCE

The Vendor agrees to perform (or procure the performance of) all further acts and things, and execute and deliver (or procure the execution and delivery of) such further documents, as may be required by law or as the Purchaser may reasonably require, whether on or after Completion, to implement and/or give effect to this Agreement and the transaction contemplated by it and for the purpose of vesting in the Purchaser the full benefit of the assets, rights and benefits to be transferred to the Purchaser under this Agreement.

16.                               NOTICES

16.1                           Any notice or other communication to be given by one party to the other under, or in connection with, this Agreement shall be in writing and signed by or on behalf of the party giving it.  It shall be served by sending it by fax to the number set out in clause 16.2, or delivering it by hand, or sending it by pre-paid recorded delivery, special delivery or registered post, to the address set out in clause 16.2 and in each case marked for the attention of the relevant party set out in clause 16.2 (or as otherwise notified from time to time in accordance with the provisions of this clause 16).  Any notice so served by hand, fax or post shall be deemed to have been duly given:

(a)                                  in the case of delivery by hand, when delivered;

(b)                                 in the case of fax, at the time of transmission;

(c)                                  in the case of prepaid recorded delivery, special delivery or registered post, at 10am on the second Business Day following the date of posting provided that in each case where delivery by hand or by fax occurs after 6pm on a Business Day or on a day which is not a Business Day, service shall be deemed to occur at 9am on the next following Business Day.

References to time in this clause are to local time in the country of the addressee.

16.2                           The addresses and fax numbers of the parties for the purpose of clause 16.1 are as follows:

Vendor

Address:	75th Floor, The Center
99 Queen’s Road Central
Hong Kong

Fax:	852 2126 2016

For the attention of:	The Directors

Purchaser

Address:	75th Floor, The Center
99 Queen’s Road Central
Hong Kong

Fax:	852 2126 2016

For the attention of:	The Directors

16.3                           A party may notify the other party to this Agreement of a change to its name, relevant addressee, address or fax number for the purposes of this clause 16, provided that, such notice shall only be effective on:

(a)                                  the date specified in the notice as the date on which the change is to take place;  or

(b)                                 if no date is specified or the date specified is less than five Business Days after the date on which notice is given, the date following five Business Days after notice of any change has been given.

17.                               WAIVERS/PURCHASER’S RIGHTS AND REMEDIES

17.1                           No failure or delay by the Purchaser in exercising any right or remedy provided by law under or pursuant to this Agreement shall impair such right or remedy or operate or be construed as a waiver or variation of it or preclude its exercise at any subsequent time and no single or partial exercise of any such right or remedy shall preclude any other or further exercise of it or the exercise of any other right or remedy.

17.2                           The rights and remedies of the Purchaser under or pursuant to this Agreement are cumulative, may be exercised as often as such party considers appropriate and are in addition to its rights and remedies under general law.

17.3                           The rights and remedies of the Purchaser under this Agreement shall not be affected, and the Vendor’s liabilities under this Agreement shall not be released, discharged or impaired, by (i) Completion, (ii) any investigation made into the affairs of any Group Company or any knowledge held or gained of any such affairs by or on behalf of the Purchaser, (iii) the expiry of any limitation period prescribed by law, or (iv) any event or matter whatsoever, other than a specific and duly authorised written waiver or release by the Purchaser.

18.                               GOVERNING LAW

This Agreement and the relationship between the parties shall be governed by, and interpreted in accordance with, Hong Kong law.

AS WITNESS this Agreement has been signed on behalf of the parties the day and year first before written.

SCHEDULE 1

INTERPRETATION

1.1                                 In this Agreement the following expressions shall have the following meanings:

Accounts means the audited balance sheet of each Group Company as at the Accounts Date and the audited profit and loss account of each Group Company in respect of the financial year ended on the Accounts Date, together with any notes, reports, statements or documents included in or annexed to them;

Accounts Date means 31 December 2003;

Business Day means a day (excluding Saturdays) on which banks generally are open in Hong Kong for the transaction of normal banking business;

Business IP means the registered and material unregistered Intellectual Property Rights owned by either of the Group Companies, for which purpose registered includes registrations and applications for registration;

China or the PRC means the People’s Republic of China;

Companies Ordinance means the Companies Ordinance (Chapter 32 of the Laws of Hong Kong);

Company means China Unicom International Limited, the details of which are set out in Part A of Schedule 2;

Competing Business means a business which is carried on by either Group Company on the date of this Agreement;

Completion means completion of the sale and purchase of the Shares under this Agreement;

Costs means liabilities, losses, damages, costs (including legal costs) and expenses (including taxation), in each case of any nature whatsoever;

Group means the Company and the Subsidiary;

Group Company means the Company or the Subsidiary;

Hong Kong means the Hong Kong Special Administrative Region of the PRC;

HK$ means the lawful currency of Hong Kong;

Intellectual Property Rights means patents, trade marks, service marks, logos, get-up, trade names, internet domain names, rights in designs, copyright (including rights in computer software) and moral rights, database rights, semi-conductor topography rights, utility models, rights in know-how and other intellectual property rights, in each case whether registered or unregistered and including applications for registration, and all rights or forms of protection having equivalent or similar effect anywhere in the world;

Leased Properties means the properties leased by the Group;

Management Accounts means the unaudited balance sheet and profit and loss account of each Group Company as at the Management Accounts Date;

Management Accounts Date means June 30 2004;

Relevant Period means the period commencing from the date of Completion and ending on the date on which (i) the shares or the American Depository Shares of the Purchaser cease to be listed and traded on the New York Stock Exchange, Hong Kong Stock Exchange and any other stock exchanges or (ii) China United Telecommunications Corporation ceases to be a controlling shareholder of the Purchaser or an associate of such controlling shareholder under the Rules Governing the Listing of Securities on the Stock Exchange of Hong Kong Limited, whichever is the earlier;

security interest means any security interest of any nature whatsoever including, without limitation, any mortgage, charge, pledge, lien, assignment by way of security or other encumbrance;

Shares means all the issued shares in the capital of the Company;

Subsidiary means China Unicom USA Corporation, the details of which are set out in Part B of Schedule 2;

subsidiary and subsidiaries shall be construed in accordance with section 2 of the Companies Ordinance;

Tax Warranties means the representations and warranties set out in Part B of Schedule 3;

Warranties means the representations and warranties set out in Schedule 3.

1.2                                 In this Agreement, unless the context otherwise requires:

(a)                                  the headings are inserted for convenience only and shall not affect the construction of this Agreement;

(b)                                 references to one gender include all genders;

(c)                                  references to the singular shall include the plural and vice versa; and

(d)                                 any statement qualified by the expression to the best knowledge of the Vendor or so far as the Vendor is aware or any similar expression shall be deemed to include an additional statement that it has been made after due and careful enquiry.

SCHEDULE 2

EACH GROUP COMPANY

PART A : DETAILS OF THE COMPANY

1.	Name:	China Unicom International Limited

2.	Date of Incorporation:	24 May 2000

3.	Place of Incorporation:	Hong Kong

4.	Registered Number:	717768

5.	Registered Office:	25th Floor, One Peking Road, Tsim Sha Tsui, Kowloon, Hong Kong

6.	Directors:	Hong Ming Dai Renfei

7.	Secretary:	Kwickserve Limited

8.	Authorised Capital:	HK$100,000 divided into 100,000 shares of HK$1.00 each

9.	Issued Capital:	100,000 Shares

10.	Registered Shareholders:	China Unicom (Hong Kong) Group Limited: 99,999 Shares China United Telecommunications Corp (HK) Limited: 1 Share (held on trust for the benefit of China Unicom (Hong Kong) Group Limited)

11.	Accounting Reference Date:	31 December

12.	Auditors:	PricewaterhouseCoopers

13.	Subsidiaries:	China Unicom USA Corporation

14.	Mortgages and Charges:	None

PART B : DETAILS OF THE SUBSIDIARY

1.	Name:	China Unicom USA Corporation (before conversion into a corporation, China Unicom USA LLC)

2.	Date of Incorporation:	24 May 2002 (conversion effective on 17 April 2003)

3.	Place of Incorporation:	California, USA

4.	Registered Number:	2507822

5.	Principal Executive Office:	624 South Grand Avenue
Suite 900
Los Angeles CA90017
USA

6.	Directors:	Hong Ming (President) /Xiao Jingming (Vice President)

7.	Share capital:	Authorised number of shares: 10,000, of which 100 shares have been issued for US$10,000

8.	Registered Shareholders:	China Unicom International Limited

9.	Accounting Reference Date:	31 December

10.	Auditors:	K T Leung, a California CPA

11.	Subsidiaries:	None

12.	Mortgages and Charges:	None

SCHEDULE 3

THE WARRANTIES

PART A : GENERAL

1.                                      EXHIBITS

1.1                                 Each of the following Exhibits delivered by the Vendor to the Purchaser accurately sets out the information required to be provided in that Exhibit and is not misleading:

Exhibit A – Accounts:  The Accounts of each of the last three (3) financial years (or, in the case of the Subsidiary, for the period since its incorporation) ended on the Accounts Date and the Management Accounts for the period from 1 January 2004 to the Management Accounts Date.

Exhibit B – Licences:  A list of all licences, permissions, authorisations and consents referred to in Warranty 5.1, copies of which have been provided to the Purchaser.

Exhibit C – Employees: A list of employees of each Group Company as at the Management Accounts Date.

Exhibit D – Insurances: A summary of all policies of insurance of each Group Company referred to in Warranty 6.4, copies of which have been provided to the Purchaser.

Exhibit E – Material Contracts: A list of all agreements of the kinds described in Warranty 8.1 to which any Group Company is a party, copies of which have been provided to the Purchaser.

Exhibit F – Intellectual Property: A list, including details, of the Business IP.

Exhibit G – List of Properties: A list, including brief details, of the Leased Properties occupied by each Group Company.

Exhibit H – List of Litigations: A list, including brief details, of litigations, arbitrations or administrative proceedings to which any Group Company is a party.

2.                                      THE VENDOR AND THE GROUP

2.1                                 Authorisations

The Vendor has obtained all corporate authorisations and all other applicable governmental, statutory, regulatory or other consents, licences, authorisations, waivers or exemptions required to empower it to enter into and perform its obligations under this Agreement.

2.2                                 The Company and the Shares

(a)                                  All of the Shares are fully-paid or properly credited as fully-paid and the Vendor or its nominee is the sole legal and beneficial owner of them free from all security interests, options, equities, claims or other third party rights (including rights of pre-emption) of any nature whatsoever.

(b)                                 The information in respect of the Company set out in Part A of Schedule 2 is true and accurate.

2.3                                 The Subsidiary

(a)                                  The Company is the sole legal and beneficial owner of all of the issued share capital of the Subsidiary, free from all security interests, options, equities, claims or other third party rights (including rights of pre-emption) of any nature whatsoever.

(b)                                 The information in respect of the Subsidiary set out in Part B of Schedule 2 is true and accurate.

2.4                                 Other Interests

No Group Company owns or has any interest of any nature whatsoever in any shares, debentures or other securities issued by any undertaking other than the Subsidiary.

3.                                      FINANCIAL MATTERS

3.1                                 The Accounts

(a)                                  The Accounts give a true and fair view of the state of affairs of each Group Company as at the Accounts Date and of the results thereof for the financial year ended on the Accounts Date.

(b)                                 Without limiting the generality of paragraph (a);

(i)                                     the Accounts of each Group Company either make full provision for or, disclose all liabilities (whether actual, contingent or disputed and including financial lease commitments and pension liabilities), all outstanding capital commitments and all bad or doubtful debts of the relevant Group Company as at the Accounts Date, in each case in accordance with generally accepted accounting principles;

(ii)                                  the Accounts of each Group Company for each of the last three (3) financial years (or in the case of the Subsidiary, for the period since its incorporation) ended on the Accounts Date were prepared under the historical convention, complied with the requirements of all relevant laws then in force and with all statements of standard accounting practice (or financial reporting standards) and generally accepted accounting principles then in force; and

(iii)                               the results shown by the Accounts of each Group Company for each of the last three (3) financial years (or in the case of the Subsidiary, for the period since its incorporation) ended on the Accounts Date were not (except as therein disclosed) affected by any extraordinary or exceptional item or by any other factor rendering such results for all or any of such periods unusually high or low.

3.2                                 Management Accounts

(a)                                  The Management Accounts of each Group Company were properly prepared in a manner consistent with that adopted in the preparation of its management accounts for all periods ended during the twelve (12) months prior to the Management Accounts Date.

(b)                                 Having regard to the purpose for which such Management Accounts were prepared, they are not misleading in any material respect and neither materially over-state the value of the assets nor materially under-state the liabilities of any Group Company as at the dates to which they were drawn up and do not materially over-state the profits of any Group Company in respect of the periods to which they relate.

3.3                                 Position since Accounts Date

(a)                                  Since the Accounts Date there has been no material adverse change in the financial or trading position or in the prospects of any Group Company and no event, fact or matter has occurred which is likely to give rise to any such change.

(b)                                 Since the Accounts Date:

(i)                                     the business of each Group Company has been carried on in the ordinary and usual course and no Group Company has made or agreed to make any payment other than routine payments in the ordinary and usual course of trading;

(ii)                                  no dividend or other distribution has been declared, paid or made by any Group Company (except for any dividends provided for in the Accounts);

(iii)                               no share or loan capital has been allotted or issued or agreed to be allotted or issued by any Group Company;

(iv)                              there has been no material change in the level of borrowing or in the working capital requirements of the Company;

(v)                                 no contract, liability or commitment (whether in respect of capital expenditure or otherwise) has been entered into by any Group Company which is of a long term or unusual nature or which involved or could involve an obligation of a material nature or magnitude;

(vi)                              no Group Company has (whether in the ordinary and usual course of business or otherwise) acquired or disposed of, or agreed to acquire or dispose of:

(A)                              any business or any asset having a value in excess of HK$7,000,000 on an individual basis; or

(B)                                businesses (each having a value in excess of HK$1,000,000 on an individual basis) and assets (each having a value in excess of HK$1,000,000 on an individual basis) having a combined value in excess of HK$13,000,000;

(vii)                           no debtor has been released by any Group Company on terms that it pays less than the book value of its debt and no debt owing to any Group Company has been deferred, subordinated or written off or has proved to any extent irrecoverable;

(viii)                        no Group Company has repaid any borrowing or indebtedness in advance of its stated maturity.

3.4                                 Past Transactions in accordance with applicable laws

During the period in which it has been a subsidiary of the Vendor, all transactions undertaken by each Group Company have been carried out in accordance with all applicable laws and regulations.  No such transaction constituted a transfer at an undervalue, or an unlawful distribution, or unlawful financial assistance under the Companies Ordinance by or to any Group Company.  At no time during such period have the net assets of any Group Company been less than the aggregate amount of its share capital and undistributable reserves.

3.5                                 Accounting and other records

The statutory books, books of account and other records of each Group Company are up-to-date and have been maintained in accordance with all applicable laws and generally accepted accounting practices on a proper and consistent basis and comprise complete and accurate records of all information required to be recorded.

4.                                      DEBT POSITION

4.1                                 Debts owed to the Group

There are no debts owing to any Group Company other than trade debts incurred in the ordinary and usual course of business and bad or doubtful debts for which specific provision has been made in the Accounts or the Management Accounts.

4.2                                 Debts owed by the Group

(a)                                  No Group Company has outstanding any borrowing or indebtedness in the nature of borrowing (including, without limitation, any indebtedness for moneys borrowed or raised under any acceptance credit, bond, note, bill of exchange or commercial paper, finance lease, hire purchase agreement, trade bills (other than those on terms normally obtained), forward sale or purchase agreement or conditional sale agreement or other transaction having the commercial effect of a borrowing).

(b)                                 No Group Company has received any notice to repay under any agreement relating to any borrowing or indebtedness in the nature of borrowing which is repayable on demand.

5.                                      REGULATORY MATTERS

5.1                                 Licences

(a)                                  Each Group Company has obtained all licences, permissions, authorisations and consents required for carrying on its business effectively in the places and in the manner in which such business is now carried on and a list of all such licences, permissions, authorisations and consents is set out in Exhibit B.

(b)                                 The licences, permissions, authorisations and consents referred to in paragraph 5.1(a) are in full force and effect, are not limited in duration or subject to any unusual or onerous conditions and have been complied with in all material respects.

(c)                                  No Group Company is in breach of any terms or conditions attaching to any of the licences, permissions, authorisations and consents referred to in paragraph 5.1(a).

(d)                                 To the best knowledge of the Vendor, there are no circumstances which indicate that any of the licences, permissions, authorisations or consents referred to in paragraph 5.1(a) will or are likely to be revoked or not renewed, in whole or in part, in the ordinary course of events (whether as a result of the acquisition of the Shares by the Purchaser or otherwise).

5.2                                 Compliance with Laws

(a)                                  Each Group Company has conducted its business and corporate affairs in accordance with its Memorandum and Articles of Association or equivalent and with all applicable laws and regulations of Hong Kong, the PRC or any other jurisdiction.

(b)                                 There is no violation by any Group Company of, or default with respect to, any statute, regulation, order, decree or judgment of any court or any governmental or regulatory authority of Hong Kong, the PRC or any other jurisdiction.

6.                                      THE GROUP’S ASSETS

6.1                                 Ownership

(a)                                  All the assets included in the Accounts or acquired since the Accounts Date (other than assets sold in the ordinary course of business) are the absolute property of the relevant Group Company.  Those assets are not the subject of any security interest or any assignment, equity, option, right of pre-emption, royalty, factoring arrangement, leasing or hiring agreement, hire purchase agreement, conditional sale or credit sale agreement, agreement for payment on deferred terms or any similar agreement or arrangement (or any agreement or obligation, including a conditional obligation, to create or enter into any of the foregoing).

6.2                                 Possession and Third Party Facilities

(a)                                  All of the assets owned by each Group Company, or in respect of which any Group Company has a right of use, are in the possession or under the control of that Group Company.

(b)                                 Where any assets are used but not owned by any Group Company or any facilities or services are provided to any Group Company by any third party, there has not occurred any event of default or any other event or circumstance which may entitle any third party to terminate any agreement or licence in respect of the provision of such facilities or services (or any event or circumstance which with the giving of notice and/or the lapse of time and/or a relevant determination would constitute such an event or circumstance).

6.3                                 Adequacy of Assets

(a)                                  The assets of each Group Company and the facilities and services to which each Group Company has a contractual right include all rights, properties, assets, facilities and services desirable for the carrying on of the business of that Group Company in the manner in which it is presently carried on.

(b)                                 No Group Company depends in any material respect upon the use of assets owned by, or facilities and services provided by, the Vendor.

6.4                                 Insurances

(a)                                  There is set out in Exhibit D a summary of the insurances maintained by or covering the Group.  Such insurances are in full force and effect and, to the best knowledge of the Vendor, there are no circumstances which might lead to any liability under such insurance being avoided by the insurers or the premiums being increased and Completion will not have the effect of terminating, or entitling any insurer to terminate, cover under any such insurance.

(b)                                 No claim is outstanding by any Group Company under any such policy of insurance and, to the best knowledge of the Vendor, there are no circumstances likely to give rise to such a claim.

7.                                      INTELLECTUAL PROPERTY AND INFORMATION TECHNOLOGY

7.1                                 Business IP

(a)                                  Exhibit F contains a complete and accurate list of the Business IP.  The owner or applicant for each Intellectual Property Right specified in Exhibit F is correctly stated.

(b)                                 Either of the Group Companies owns all of the rights and interests in, and has title to, the Business IP.  The Business IP is valid and subsisting.

(c)                                  Either of the Group Companies is the registered proprietor of the registrations and applications included in the Business IP, and the registrations and applications are not subject to, or likely to be subject to, amendment, challenge, removal or surrender.  There is nothing which might prevent the applications from being granted.

(d)                                 No compulsory licences, licences of right or anything similar have been, or are likely to be, granted for the Business IP.

(e)                                  All application, filing, registration, renewal and other fees for the Business IP have been paid.

(f)                                    There are no licences of Intellectual Property Rights granted to the Group or granted by the Group to third parties.

7.2                                 No Infringement by Group

(a)                                  None of the operations of the Group infringes, or is likely to infringe, the Intellectual Property Rights of a third party.

(b)                                 No claim has been made by a third party which alleges that the operations of the Group infringe, or are likely to infringe, the Intellectual Property Rights of a third party or which otherwise disputes the right of a Group Company to use the Intellectual Property Rights owned or used by the Group.  The Vendor is not aware of any circumstances likely to give rise to a claim.

7.3                                 No Infringement by Third Parties

(a)                                  No third party is infringing, or is likely to infringe, the Intellectual Property Rights owned or used by the Group.

(b)                                 No claim has been made by the Group which alleges that a third party is infringing, or is likely to infringe, the Intellectual Property Rights owned or used by the Group or which otherwise disputes the right of a third party to use the Intellectual Property Rights owned or used by the third party.  The Vendor is not aware of any circumstances likely to give rise to a claim.

(c)                                  No Group Company has acquiesced in the unauthorised use by a third party of the Intellectual Property Rights owned or used by the Group.

(d)                                 There have been no acts or omissions which would prejudice the rights of the Purchaser to enforce the Intellectual Property Rights owned or used by the Group.  In particular, transactions relating to them have been registered promptly, and within applicable time limits.

7.4                                 Confidential Information

(a)                                  Confidential information of the Group, or which has been used by the Group, has been kept confidential and has not been disclosed to third parties except in the ordinary course of business.

(b)                                 None of the operations of the Group involves the unauthorised use of confidential information disclosed in circumstances which might entitle a third party to make a claim against a Group Company.

(c)                                  Except for agreements entered into in the ordinary course of business, the Group is not subject to any obligation which restricts the free use or disclosure of confidential information used by the Group.

7.5                                 Adequacy of Intellectual Property Rights

The Group owns, or has licensed to it, all Intellectual Property Rights which are required to carry on the Group’s business as it is presently carried on, and in accordance with the current documented plans of the Vendor for the Group’s business.

8.                                      CONTRACTUAL MATTERS

8.1                                 Material Contracts

Other than as set out in Exhibit E, there is not outstanding any agreement or arrangement to which either of the Group Companies is a party:

(a)                                  which, by virtue of the acquisition of the Shares by the Purchaser or other performance of the terms of this Agreement, will result in:

(i)                                     any other party being relieved of any obligation or becoming entitled to exercise any right (including any right of termination or any right of pre-emption or other option); or

(ii)                                  any Group Company being in default under any such agreement or arrangement or losing any benefit, right or licence which it currently enjoys or in a liability or obligation of any Group Company being created or increased;

(b)                                 which was entered into otherwise than by way of bargain at arm’s length;

(c)                                  which requires (or confers any right to require) the allotment or issue of any shares, debentures or other securities of any Group Company now or at any time in the future;

(d)                                 which establishes any joint venture, consortium, partnership or profit (or loss) sharing agreement or arrangement;

(e)                                  which involves or is likely to involve obligations or restrictions of the Company of an unusual or exceptional nature or not in the ordinary and usual course of business;

(f)                                    which establishes any material agency, distributorship, marketing, purchasing, manufacturing or licensing agreement or arrangement;

(g)                                 which is any other agreement or arrangement having or likely to have a material effect on the financial or trading position or prospects of any Group Company.

8.2                                 Defaults

(a)                                  No Group Company is in default under any agreement to which it is a party and, to the best knowledge of the Vendor, there are no circumstances likely to give rise to such a default.

(b)                                 To the best knowledge of the Vendor, no party with whom any Group Company has entered into any agreement or arrangement is in default under it and there are no circumstances likely to give rise to such a default.

9.                                      LITIGATION AND INVESTIGATIONS

9.1                                 Litigation

(a)                                  Save as disclosed in Exhibit H, no Group Company is a plaintiff or defendant in or otherwise a party to any litigation, arbitration or administrative proceedings which are in progress or threatened or pending by or against or concerning any Group Company or any of its assets.  No governmental or official investigation or inquiry concerning any Group Company is in progress or pending.

(b)                                 The Vendor is not aware of any circumstances which are likely to give rise to any such proceeding, investigation or inquiry as is referred to in paragraph (a).

10.                               DIRECTORS AND EMPLOYEES

10.1                           Employees

Exhibit C sets out or refers to a list of all employees of each Group Company as at the Management Accounts Date.

10.2                           Agreements

There is not in existence any written or unwritten contract of employment with a director or an employee of any Group Company (or any, contract for services with any person) which cannot be terminated by three (3) months’ notice or less without giving rise to a claim for damages or compensation (other than a statutory redundancy payment or statutory compensation for unfair dismissal).

10.3                           Compliance

Each Group Company has in relation to each of its employees (and so far as relevant to each of its former employees) complied in all material respects with all statutes, regulations, codes of conduct, collective agreements, terms and conditions of employment, orders and awards relevant to their terms and conditions of service or to the relations between it and its employees (or former employees, as the case may be).

10.4                           Disputes

No dispute has arisen between any Group Company and a material number or category of its employees and there are no present circumstances which are likely to give rise to any such dispute.

10.5                           Incentive Schemes

Other than discretionary bonus and sales commissions, no Group Company has (nor is any Group Company proposing to introduce) any share incentive scheme, share option scheme or profit sharing or other such incentive scheme for all or any of its directors or employees.

10.6                           Payments on Termination

(a)                                  Except to the extent (if any) to which provision or allowance has been made in the Accounts no outstanding liability has been incurred by any Group Company for breach of any contract of employment or for services or redundancy payments, protective awards, compensation for wrongful dismissal or unfair dismissal or for failure to comply with any order for the reinstatement or re-engagement of any employee or for any other liability accruing from the termination of any contract of employment or for services.

(b)                                 No gratuitous payment has been made or benefit given (or promised to be made or given) by any Group Company in connection with the actual or proposed termination or suspension of employment or variation of any contract of employment of any present or former director or employee.

11.                               INSOLVENCY ETC.

11.1                           No order has been made, petition presented or meeting convened for the purpose of considering a resolution for the winding up of any Group Company or for the appointment of any provisional liquidator.  No steps have been taken by any person with a view to the appointment of an administrator (whether out of court or otherwise), and no administration order has been made, in relation to any Group Company.  No receiver (including any administrative receiver) has been appointed in respect of the whole or any part of any of the property, assets and/or undertaking of any Group Company.

11.2                           No distress, distraint, charging order, garnishee order, execution or other process has been levied or applied for in respect of the whole or any part of any of the property, assets and/or undertaking of any Group Company.

PART B :  TAX WARRANTIES

1.                                      DEFINITIONS

In this Part B of Schedule 3 the following expressions shall have the following meanings:

event includes (without limitation) the death or the winding up or dissolution of any person, and any act, transaction or omission whatsoever, and any reference to an event occurring on or before a particular date shall include events which for tax purposes are deemed to have, or are treated or regarded as having, occurred on or before that date;

relief includes, unless the context otherwise requires, any allowance, credit, deduction, exemption or set-off in respect of any tax or relevant to the computation of any income, profits or gains for the purposes of any tax, or any repayment of or saving of tax (including any repayment supplement or interest in respect of tax), and:

(a)                                  any reference to the use or set off of relief shall be construed accordingly and shall include use or set off in part; and

(b)                                 any reference to the loss of a relief shall include the absence, non-existence or cancellation of any such relief, or to such relief being available only in a reduced amount;

tax includes, without limitation, (a) taxes on income, profits and gains, and (b) all other taxes, levies, duties, imposts, charges and withholdings of any nature, including any excise, property, sales, transfer, franchise and payroll taxes and any national insurance or social security contributions, and any payment whatsoever which the relevant person may be or become bound to make to any person as a result of the discharge by that person of any tax which the relevant person has failed to discharge, together with all penalties, additions, charges and interest relating to any of the foregoing or to any late or incorrect return in respect of any of them, and regardless of whether such taxes, levies, duties, imposts, charges, withholdings, penalties, additions and interest are chargeable directly or primarily against or attributable directly or primarily to the relevant person or any other person and of whether any amount in respect of them is recoverable from any other person; and

tax authority means any taxing or other authority (whether within or outside the Hong Kong) competent to impose any tax liability.

2.                                      GENERAL/COMPLIANCE

2.1                                 Last Accounts

All liabilities, whether actual, deferred, contingent or disputed, of each Group Company for tax measured by reference to income, profits or gains earned, accrued or received on or before the Accounts Date or arising in respect of an event occurring or deemed to occur on or before the Accounts Date are fully provided for or (as appropriate) disclosed in the Accounts.  All other warranties relating to specific tax matters set out in this Schedule are made without prejudice to the generality of this paragraph.

2.2                                 Position since Accounts Date

Since the Accounts Date:

(a)                                  no Group Company has been involved in any transaction which has given or may give rise to a liability to tax on any Group Company (or would have given or might give rise to such a liability but for the availability of any relief) other than tax in respect of normal trading income or receipts of the Group Company concerned arising from transactions entered into by it in the ordinary course of business;

(b)                                 no payment has been made by any Group Company which will not be deductible for the purposes of corporation tax (or any corresponding tax on profits in any relevant foreign jurisdiction), either in computing the profits of that Group Company or in computing the corporation tax or corresponding tax chargeable on it;

(c)                                  no disposal has taken place or other event occurred which has or may have the effect of crystallising a liability to tax which, if such disposal or event had been planned or predicted at the Accounts Date, should have been reflected in the provision for deferred tax contained in the Accounts; and

(d)                                 no event has occurred which has or may have the effect of prejudicing any relief taken into account in computing or eliminating the provision for deferred tax contained in the Accounts.

2.3                                 Continuing commitments

All sums payable under any obligation incurred by any Group Company prior to Completion and which will continue to bind any Group Company after Completion have been and will continue to be deductible for the purposes of corporation tax (or any corresponding tax on profits in any relevant foreign jurisdiction), either in computing the profits of any Group Company or in computing the corporation tax or corresponding tax chargeable on it.

2.4                                 Returns etc.

Each Group Company has duly, and within any appropriate time limits, made all returns, given all notices and supplied all other information required to be supplied to all relevant tax authorities and has maintained all records required to be maintained for tax purposes; all such information was and remains complete and accurate in all material respects and all such returns and notices were and remain complete and accurate in all material respects and were made on the proper basis and do not, and so far as the Vendor is aware are not likely to, reveal any transactions which may be the subject of any dispute with, or any enquiry raised by, any tax authority.

2.5                                 Disputes, investigations

No Group Company is involved in any current dispute with any tax authority or is or has in the last six years been the subject of any investigation, enquiry, audit or non-routine visit by any tax authority.  So far as the Vendor is aware in relation to each Group Company there is no planned investigation, enquiry, audit or non-routine visit by any tax authority and there are no facts which might cause such an investigation, enquiry, audit or non-routine visit to be instituted.

2.6                                 Penalties, interest

Within the past six years, no Group Company nor any director or officer of any Group Company (in his capacity as such) has paid or become liable to pay, and there are no circumstances by reason of which it or they may become liable to pay to any tax authority, any penalty, fine, surcharge or interest in respect of tax (including in respect of any failure to make any return, give any notice or supply any information to any relevant tax authority, or any failure to keep or preserve any records or to pay tax on the due date for payment).

2.7                                 Consents, clearances

No transaction in respect of which any consent or clearance was required or sought from any tax authority has been entered into or carried out by any Group Company without such consent or clearance having first been properly obtained and all information supplied to any tax authority or other appropriate authority in connection with any such consent or clearance fully and accurately disclosed all facts and circumstances material to the giving of such consent or clearance.  Any transaction for which such consent or clearance was obtained has been carried out only in accordance with the terms of such consent or clearance and the application on which the consent or clearance was based and at a time when such consent or clearance was valid and effective.  No facts or circumstances have arisen since any such consent or clearance was obtained which would cause the consent or clearance to become invalid or ineffective.

2.8                                 Special arrangements

No tax authority has operated or agreed to operate any special arrangement (being an arrangement which is not based on relevant legislation or any published practice) in relation to any Group Company’s affairs.

2.9                                 Withholdings

Each Group Company has made all deductions and retentions of or on account of tax as it was or is obliged or entitled to make and all such payments of or on account of tax as should have been made to any tax authority in respect of such deductions or retentions.

3.                                      EMPLOYEES

All amounts payable to any tax authority in respect of any employee (including any tax deductible from any amounts paid to an employee, and any national insurance, social fund or similar contributions required to be made in respect of employees) due and payable by any Group Company up to the date hereof have been duly paid and each Group Company has made all such deductions and retentions as should have been made under applicable laws or regulations.

4.                                      COMPANY RESIDENCE/PERMANENT ESTABLISHMENT

4.1                                 Each Group Company is and has at all times been resident for tax purposes in its place of incorporation and is not and has not at any time been treated as resident in any other jurisdiction for any tax purpose (including any double taxation arrangement).  No Group Company is subject to tax in any jurisdiction other than its place of incorporation by virtue of having a permanent establishment or other place of business in that jurisdiction.

4.2                                 No Group Company is liable for any tax as the agent of any other person or business or constitutes a permanent establishment of any other person, business or enterprise for any tax purpose.

5.                                      STAMP DUTY/CAPITAL DUTY

5.1                                 All documents in the possession or under the control of each Group Company or to the production of which any Group Company is entitled which establish or are necessary to establish the title of any Group Company to any asset, or by virtue of which any Group Company has any right, have been duly stamped and any applicable stamp duties or similar duties or charges in respect of such documents have been duly accounted for and paid.

5.2                                 All duties, fees and penalties payable in respect of the capital of each Group Company (including any premium over nominal value at which any share was issued) have been duly accounted for and paid, and there are no circumstances under which any relief obtained against payment of any such amount could be withdrawn.

PART C :  PROPERTY WARRANTIES

1.                                      GENERAL

1.1                                 The Leased Properties comprise all the land and premises owned, rented, occupied or otherwise used by any Group Company or in which any Group Company has any right and interest.

1.2                                 All the estate, interest, right and title of the group companies in, under, over or in respect of any land or premises and the information set out in Exhibit G is true, accurate and complete.

2.                                      OWNED PROPERTIES

2.1                                 There are no properties owned by the Group.

3.                                      LEASED PROPERTIES

3.1                                 A list of all tenancy agreements or leases entered into by the Group Companies in respect of the Leased Properties has been disclosed in Exhibit G and the information set out therein is true, accurate and complete.

3.2                                 The Group Companies have paid the rent, rates and all other charges for which the tenant is responsible under the tenancy agreements or leases of the Leased Properties up to the last payment date and have observed and performed the covenants on the part of the tenant and the conditions contained in the tenancy agreements or leases and all such tenancies or leases are valid, binding and in full force.

3.3                                 All leasing permits, licences, consents and approvals required from any government authorities, landlords, superior landlords and mortgagees (where necessary) in respect of any of the tenancies or leases of the Leased Properties have been obtained and the covenants on the part of the landlord and/or the tenant contained in such permits, licences, consents and approvals (if any) have been duly performed and observed.

3.4                                 No notice affecting any of the Leased Properties or their use has been given or served by any government authority or any other authority or person or body and there are no circumstances which are likely to result in the forfeiture of any of the tenancies or leases in respect of the Leased Properties.

3.5                                 Except in respect of the lease of Shop No. 5, Ground Floor, Pakpolee Commercial Centre, No. 1A, Sai Yeung Choi Street South, Kowloon which is being renewed, no rent is currently under review.

SIGNED by:	/s/ Zhao Le
for and on behalf of
CHINA UNICOM (HONG KONG)
GROUP LIMITED

SIGNED by:	/s/ Wang Jianzhou
for and on behalf of
CHINA UNICOM LIMITED